Exhibit 23.3

Consent of Independent Auditors

We consent to the incorporation by reference in the Yahoo! Inc. Registration Statements on Form S-3 (No. 333-34364, No. 333-46458, No. 333-81644, No. 333-100298, No. 333-105766); on Registration Statements on Form S-8 (No. 333-3694, No. 333-39105, No. 333-46492, No. 333-54426, No. 333-56781, No. 333-60828, No. 333-66067, No. 333-76995, No. 333-79675, No. 333-80227, No. 333-81635, No. 333-83770, No. 333-89948, No. 333-93497); Registration Statement on Form S-4 (No. 333-62694) and to the use of our report dated March 25, 2003 (except for Note 10 which is as of April 21, 2003), with respect to the combined financial statements of the Internet Business Unit of Fast Search & Transfer ASA for the year ended December 31, 2002 appearing in the Current Report on Form 8-K/A of Yahoo! Inc.

/s/ Deloitte & Touche AS

Oslo, Norway
August 8, 2003